Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners
Summit Hotel OP, LP:
We consent to the use of our report dated August 6, 2010, with respect to the balance sheet of Summit Hotel OP, LP as of July 12, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Omaha, Nebraska
August 6, 2010